EXHIBIT 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the use in this Registration Statement on Form S-1 of Matador Resources Company (the “Registration Statement”) of the name Netherland, Sewell & Associates, Inc., to the references to our audits of Matador Resources Company’s proved oil and natural gas reserves estimates and future net revenue at March 31, 2011 and December 31, 2010, and 2009, and the inclusion of our corresponding audit reports, dated May 4, 2011, May 6, 2011, and February 18, 2010, in the Registration Statement as Exhibits 99.1, 99.2, and 99.3, respectively. We also consent to all references to us contained in such Registration Statement, including in the prospectus under the heading “Experts”.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas

August 10, 2011